MICHAEL W. SANDERS
                                 ATTORNEY AT LAW
                            20333 S.H. 249, Suite 600
                              Houston, Texas 77070


                                February 15, 2005


Board of Directors
The Project Group, Inc.
333 North Sam Houston Parkway E, Suite 275
Houston, Texas 77060

      Re: 2005 Consultant and Employee Stock Plan (the "Plan")

Gentlemen:

      I have acted as counsel to The Project Group, Inc., a Nevada corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 12,000,000 shares of the Company's common stock, $0.001 par value (the "Shares").

      In connection with that registration, I have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.

      Based upon that review, it is my opinion that the Shares, when issued in conformance with the terms and conditions of the Plan and assuming adequate consideration has been received by the Company, will be legally issued, fully paid, and non-assessable.

      I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to this firm under the heading "Interests of Named Experts and Counsel" in the registration statement.

                                        Sincerely,


                                        /s/ Michael W. Sanders
                                        ------------------------
                                        Michael W. Sanders